Exhibit 10.39

Execution Copy

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made and entered into as of December 19,  2007 by and among (i) OccuLogix, Inc. (the “Parent”), a Delaware corporation, (ii) Solx, Inc. (the “Company”), a Delaware corporation, and (iii) Peter M. Adams, acting for and on behalf of the Stockholder Representative Committee referred to in the Merger Agreement (defined below).

WHEREAS, the Parent, OccuLogix Mergeco, Inc., the Company and Doug P. Adams, John Sullivan and Peter M. Adams, acting, in each case, in his capacity as a member of the Stockholder Representative Committee, referred to therein, entered into an Agreement and Plan of Merger dated as of August 1, 2006;

WHEREAS, such Agreement and Plan of Merger dated as of August 1, 2006 was amended subsequently;

WHEREAS, such Agreement and Plan of Merger, dated as of August 1, 2006, as amended, is referred to hereinafter as the “Merger Agreement”;

WHEREAS, at the Effective Time (defined below), OccuLogix Mergeco, Inc. merged with and into Solx, Inc., following which time the Company continued as the surviving corporation;

WHEREAS, the Parent proposes to sell to Solx Acquisition, Inc. (“Acquireco”), a Delaware corporation owned or controlled by Doug P. Adams, all of the issued and outstanding shares of the capital stock of the Company for, among other things, the assumption by Acquireco of certain of the Parent’s liabilities incurred in connection with, or otherwise relating, to the Company’s business, including the Parent’s obligation, under Section 1.7(b) of the Merger Agreement and as evidenced by the Secured Promissory Note (defined below), to pay $5,000,000 from the Holdback Amount (defined below) to the Participating Rights Holders (defined below) on September 1, 2008 (the “Outstanding Payment Obligation”);

WHEREAS, Section 10.5 of the Merger Agreement provides, in part, that the Parent may assign all of its rights and obligations thereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the Company or any division or business unit of the Parent responsible for the business of the Company (provided that, in the event of such an assignment, the amount of the Holdback Amount theretofore unpaid, less the amount of the Indemnity Holdback Amount (defined below) permitted to be withheld pursuant to Section 1.7(b), if any, shall be paid immediately to the Participating Rights Holders and allocated among them in accordance with Section 2.1, and provided, further, that such person assumes the Merger Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions thereof);

WHEREAS, the parties hereto acknowledge that, without such assumption of the Outstanding Payment Obligation by Acquireco, it is unlikely that the Outstanding Payment Obligation would be paid by the Parent to the Participating Rights Holders;

WHEREAS, the parties hereto do not wish the assignment of the Outstanding Payment Obligation by the Parent to Acquireco, and the assumption thereof by Acquireco, to cause any amount owing to the Participating Rights Holders under the Merger Agreement to become due and payable immediately;

WHEREAS, the Parent executed and delivered a Secured Promissory Note, dated September 1, 2006 and in the aggregate principal amount of $13,000,000, to the Stockholder Representative Committee (the “Secured Promissory Note”) in order to evidence the Parent’s obligation to pay the Holdback Amount pursuant to the Merger Agreement, including, among other obligations, the Outstanding Payment Obligation and the FDA Milestone Payment;

WHEREAS, Peter M. Adams has been duly designated, pursuant to Section 2.5(a) of the Merger Agreement, the single member representative of the Stockholder Representative Committee upon whose instruction the Parent and the Company are entitled to rely without investigation or inquiry (the “Single Member Representative”);

WHEREAS, pursuant to Section 2.5(b) of the Merger Agreement, the Stockholder Representative Committee has the authority to execute and deliver this Amending Agreement for and on behalf of the Participating Rights Holders;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent, the Company and Peter M. Adams, acting in his capacity as the Single Member Representative for and on behalf of the Stockholder Representative Committee, hereby agree as follows:

1.	Capitalized terms used in this Amending Agreement but not otherwise defined herein have the respective meanings attributed to such terms in the Merger Agreement.

2.	Section 10.5 of the Merger Agreement is hereby amended by deleting the following words from the second sentence thereof:

(provided that, in the event of such an assignment, the amount of the Holdback Amount theretofore unpaid, less the amount of the Indemnity Holdback Amount permitted to be withheld pursuant to Section 1.7(b), if any, shall be paid immediately to the Participating Rights Holders and allocated among them in accordance with Section 2.1, and provided, further, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof).

3.	The parties hereto acknowledge and agree that the FDA Milestone will not be met and that, accordingly, the FDA Milestone Payment will never become due and payable.

4.
Peter M. Adams, in his capacity as the Single Member Representative acting for and on behalf of the Stockholder Representative Committee, hereby acknowledges and confirms:  (i) the agreement of the Stockholder Representative Committee to the assignment by the Parent to Acquireco, and the assumption by Acquireco, of all of the outstanding obligations and liabilities of the Parent under the Secured Promissory Note, including, without limitation, the Outstanding Payment Obligation; and (b) the full and final release and discharge, by the Stockholder Representative Committee, of the Parent and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, successors, heirs and assigns, from the Outstanding Payment Obligation and from any and all claims, demands, obligations, suits and causes of action, of any nature whatsoever, whether known or unknown, which the Stockholder Representative Committee or any of the Participating Rights Holders ever had, now has or might have in the future in connection with, or as a result of or otherwise arising from, any or all of the outstanding obligations and liabilities of the Parent under the Secured Promissory Note, including, without limitation, the Outstanding Payment Obligation.

5.	The Merger Agreement remains in full force and effect, unamended, other than as amended by this Amending Agreement.

6.
This Amending Agreement may be executed and delivered (including by facsimile transmission and e-mail communication) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.	This Amending Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and performed in that state.

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IN WITNESS WHEREOF, the Parent, the Company and Peter M. Adams, acting in his capacity as the Single Member Representative for and on behalf of the Stockholder Representative Committee, have duly executed this Amending Agreement as an instrument under seal as of the date first above written.

Occulogix, Inc.

By:	“Elias Vamvakas”
Name:	Elias Vamvakas
Title:	Chief Executive Officer

Solx, Inc.

By:	“Douglas P. Adams”
Name:	Douglas P. Adam
Title:	President

Single Member Representative, Acting for and on behalf of the Stockholder Representative Committee

“Peter M. Adams”
Peter M. Adams